Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-8

(Form Type)

Unity Bancorp. Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share and interests of participation in the Plans	Rule 457(c) and Rule 457(h)	500,000	22.51	$11,255,000	$110.20 per $1,000,000	$1,240.30
Total Offering Amounts					$11,255,000		$1,240.30
Total Fee Offsets							$0
Net Fee Due							$1,240.30

1) Maximum number of shares authorized for issuance pursuant to the Registrant’s 2023 Stock Bonus Plan (the “Plan”). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plans.

2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low sale prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on April 27, 2023.